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                    July 21, 2020

       Brian J. Wendling
       Senior Vice President and Chief Financial Officer
       Liberty TripAdvisor Holdings, Inc.
       12300 Liberty Boulevard
       Englewood, Colorado 80112

                                                        Re: Liberty TripAdvisor
Holdings, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 19,
2020
                                                            File No. 001-36603

       Dear Mr. Wendling:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology